                                 EXHIBIT (10.28)


                       SERVICE BUREAU PROCESSING AGREEMENT


                                 BY AND BETWEEN


                        ALLTEL INFORMATION SERVICES, INC.


                                       AND



                               HERITAGE OAKS BANK


                                 AUGUST 1, 1999

This is a Service Bureau Agreement (the "Agreement"), dated as of the 1st day of August, 1999, (the "Effective Date"), by and between ALLTEL INFORMATION SERVICES, INC., an Arkansas corporation having its principal place of business at 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2496 ("ALLTEL Information"), and HERITAGE OAKS BANK, a (State of California) corporation, having its principal place of business at 545 Twelfth Street, Paso Robles, CA 93446 ("Client").

         WHEREAS, ALLTEL Information provides data processing services to multiple clients, and Client desires to obtain such data processing services from ALLTEL Information;

         NOW, THEREFORE, in consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1. SERVICES. ALLTEL Information shall provide the data processing software and services ("Services") outlined throughout this Agreement, and such additional services as may be added by the parties from time to time pursuant to a written amendment to this Agreement. Services shall be provided in accordance with applicable ALLTEL Information user and operation manuals, bulletins, guidelines, procedures, policies and similar materials, as established and revised from time to time. ALLTEL will provide the software maintenance required to cause the HORIZON BANKING SYSTEM software to operate according to ALLTEL's most current documentation. ALLTEL Information shall process MICR Data, Statistical Data, records, and all other input furnished to ALLTEL Information (collectively, "Data") and shall prepare and make available for pick-up by Client, in accordance with such procedures and schedules established by ALLTEL Information documents, reports, customer statements and other output (collectively, "Output"). The method of delivery of reports is specified in Exhibit A, and a request from Client to change such method must be received by ALLTEL Information at least sixty (60) days prior to the requested change date. Any fees or charges resulting from such change shall be in accordance with ALLTEL Information's then prevailing fee schedule.

For purposes of this Agreement, it is understood that any times that are listed are for Pacific Standard Time (PST).

2.       DATA.

         2.1 FORM. Data shall be delivered by messenger or electronic transmission to ALLTEL Information at its facility as designated by ALLTEL Information, or such other agreed delivery location, at the times and in the form prescribed by ALLTEL Information. ALLTEL Information shall not be liable for the accuracy, completeness and authenticity of Data furnished to ALLTEL Information by Client, a Federal Reserve Bank, an Automated Clearing House, or any other third party, and shall have no obligation or responsibility to audit, check or verify the

Data. Client shall be solely responsible for determining the correctness of magnetic ink encoding on items submitted for Client's payment, including but not limited to checks and drafts ("Items"); for verifying dates, signatures, amounts, endorsements, authorizations, payment notices, collection times, fees and charges to Client's customers and all other similar matters on Data submitted for processing, including Items; and for placing stop payments and holds on accounts.

         2.2 MICR DATA. MICR Data as used in this Agreement refers to the magnetically encoded information on Items, or if Client captures its own MICR Data, to the Data submitted to ALLTEL Information from Client which is derived from magnetically encoded information on Items. If Client captures its own MICR Data, Client shall electronically transmit MICR Data to ALLTEL Information, and shall identify MICR Data as to description and amounts with verification as to the total of all amounts set forth. In the event of an emergency, ALLTEL Information may, in its sole discretion, accept MICR Data on magnetic tape. MICR Data shall be delivered to ALLTEL Information each ALLTEL Information business day. The method of delivery of MICR Data to ALLTEL Information is specified in Exhibit A. If the method of delivery is one of Electronic Data Transmission
(EDT), then Exhibit D (Electronic Data Transmission Addendum) shall be applicable.

                  MICR Data delivered by messenger must be received by ALLTEL Information at its facility, or other agreed delivery location, no later than 8:00 p.m. on Mondays through Thursdays and 10:00 p.m. on Fridays; MICR Data transmitted electronically must be received by ALLTEL Information at its facility no later than 10:00 p.m. on Mondays through Thursdays and 11:00 p.m. on Fridays. Client's request to change the method of delivery of MICR Data must be received by ALLTEL Information at least sixty (60) days prior to the requested change date. Any fees or charges due to such request shall be in accordance with ALLTEL Information's then prevailing fee schedule.

         2.3 STATISTICAL DATA. All Statistical Data, including but not limited to changes to customer accounts, shall be transmitted electronically from Client's administrative terminal to ALLTEL Information's facility. All Statistical Data must be received by ALLTEL Information at its facility no later than 6:00 p.m. on Mondays through Thursdays and 7:00 p.m. on Fridays.

         2.4 EFT DATA. EFT Data as used in this Agreement refers to any Data (input or output) that goes through the Automated Clearing House (ACH). All EFT Data must be received by ALLTEL Information at its facility no later than 6:00 p.m. on Mondays through Thursdays and 7:00 p.m. on Fridays. If EFT Data is one of the inputs/outputs used by the Client then Exhibit E (Electronic Funds Transfer Addendum) shall be applicable.

3. PROCESSING. ALLTEL Information shall follow such procedures and time schedules as it may deem appropriate in processing Data and posting entries on behalf of Client. ALLTEL Information is authorized to create and process such entries, including but not limited to adjusting or correcting entries, as it deems necessary or appropriate to process the Data. It shall be Client's sole responsibility to effect a timely return of any Item, or to pursue any claim or right of action in a timely manner against any third party arising from such Item. If Data is received by ALLTEL Information prior to the time limits required by this Agreement, ALLTEL Information may process such Data immediately. If ALLTEL Information receives Data after the time limits required by this Agreement, or Data is delivered by any method other than that indicated in this Agreement or agreed to in writing by the parties, ALLTEL Information may delay the processing of such Data. However, if ALLTEL Information does process such Data, Client shall pay any additional fees and charges required by ALLTEL Information.

4. CONVERSION AND COMMENCEMENT. ALLTEL Information shall provide reasonable assistance to Client during its conversion to ALLTEL Information's electronic data processing system used in connection with the Services. Initial training of Client's Trainers as well as one set of Manuals for the Services will be provided to Client at no additional charge. Any additional training or Manuals requested by Client will be charged at ALLTEL Information's then prevailing rates. The Commencement Date for Services is the earliest date that conversion to ALLTEL Information's electronic data processing system is completed for any one of the Services.

         4.1 TRAVEL AND EXPENSES. Client shall reimburse ALLTEL Information for all reasonable travel and expenses related to the performance of any conversion or special project requested by the Client. This would include the initial conversion to the ALLTEL Information's electronic data processing system as well as any other special project that would result in extra travel and expenses being incurred.

5.       FEES

         5.1 FEES TO ALLTEL Client shall pay to ALLTEL Information for the Services provided hereunder, and for any additional services which are added to this Agreement, the fees specified on the Schedules of Fees For Contracted Services which are designated in Attachment 1. Method of payment is specified in Exhibit A. Any amount not received within fifteen (15) days after the payment due date by ALLTEL Information shall bear interest at the rate of eighteen percent (18%) per annum until paid. However, if any amount is not paid when due, ALLTEL Information may, at its option, immediately suspend performance hereunder until payment is made, in addition to any other rights or remedies provided to ALLTEL Information by this Agreement or applicable law.

         5.2 ADJUSTMENT OF FEES. The fees payable each year shall be adjusted annually during the month in which the anniversary of the Commencement Date for Services ("Adjustment Date") falls, as follows. Fees shall be increased, but not decreased, by the amount of the increase in the Consumer Price Index for All Urban Consumers Other Goods and Services (the "CPI-U") as published by the U.S. Department of Labor, Bureau of Labor Statistics for the month of December preceding the Adjustment Date over the Index for the month of December in the immediately preceding year. If additional Services are added to the Agreement, the fees shall be adjusted on such Adjustment Date in accordance with this Section. In no event shall the adjusted fee for any Service be less than the fee for that Service before such adjustment. In the event the Index is unavailable in time to allow the adjustment to be made on the Adjustment Date, Client shall continue to pay the then current fees for the Services until the Index is made public, at which time the adjustment shall be calculated retroactively to the Adjustment Date, and Client shall immediately pay to ALLTEL Information any difference between the fees actually paid and adjusted fees. The adjustments shall be compounded and cumulative. In the event the CPI-U is discontinued or revised during the term of this Agreement and any extensions hereof, ALLTEL
Information shall select another governmental index or computation as a substitute CPI-U in order to obtain substantially the same result as if the Index had not been discontinued or revised.

         5.3 PAYMENT OF ONE-TIME FEES. Client shall pay to ALLTEL Information any one-time fees specified on the Schedules of Fees For Contracted Services which are designated in Attachment 1 of this Agreement, and for any additional services which are added to this Agreement. Method of payment is specified in Exhibit A. The one-time fees shall be due in the following manner. Fifty percent (50%) due upon signing of this Agreement. The remaining fifty percent (50%) will be due upon implementation of the initial conversion or the completion of the contracted service.

6. TAXES. Client shall pay to ALLTEL Information an amount equal to any applicable taxes or other governmental charges of any kind, however designated, levied or based upon or relating to the transactions contemplated by this Agreement, including any taxes that may be imposed on the use of any hardware, software, programs, supplies or operating systems utilized under this Agreement, except taxes based on ALLTEL Information's net income.

7. REPROCESSING. If any Data submitted to ALLTEL Information is incorrect, incomplete or not in the format required, ALLTEL Information, may require Client to resubmit the Data or ALLTEL Information may correct and complete the Data itself, and Client agrees to pay additional fees and charges for any additional work incurred by ALLTEL Information in connection therewith. In addition, any reprocessing required because of incorrect or incomplete Data shall be at Client's expense, in accordance with the fee for such Service then in effect. ALLTEL Information shall attempt to notify Client prior to incurring any expenses for which Client would be liable under this Article.


8.       RISK OF LOSS DURING TRANSIT OR TRANSMISSION

         8.1 ELECTRONIC TRANSMISSION. Client shall obtain, maintain and operate at its own expense, all necessary devices, software and services required for the electronic transmission of Data and, if applicable, the electronic reception of Output, including but not limited to hardware, software, installation, maintenance and telephone lines. Notwithstanding the foregoing, any communication devices (modems) must meet the requirements of ALLTEL Information. Exhibit D (Electronic Data Transmission Addendum) shall apply to all aspects of electronic transmissions.

         8.2 MESSENGER. Client shall be solely responsible for and shall bear all costs associated with having a messenger service transport Data, Output or any other information relating to Client or the Services to or from ALLTEL Information's facility or other delivery location. The messenger of all such material shall be deemed to be the agent of Client. For purposes of this Agreement, unless noted otherwise, the delivery location will be ALLTEL Information Services, Inc., 5933 West Century Blvd. Suite 310, Los Angeles, California 90045.

         8.3 LIMITATION. ALLTEL INFORMATION SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY LOSS OR DELAY OF DATA, OUTPUT OR ANY OTHER INFORMATION WHICH PERTAINS TO CLIENT OR THE SERVICES DURING ANY PERIOD OF TRANSIT OR ELECTRONIC TRANSMISSION TO OR FROM ALLTEL INFORMATION'S FACILITY OR OTHER AGREED DELIVERY LOCATION, REGARDLESS OF THE CAUSE OF SUCH DELAY OR LOSS.

9. PRINTING. Client shall be responsible to receive electronically all output for print. ALLTEL Information will provide such output in a hard copy, micro fiche, or optical form for the then current fees associated with such services. Client will furnish, at its own expense, all forms/paper for printing.

10. CLIENT REVIEW. It shall be Client's responsibility to review, verify and make a final audit of all Output.

11.      TERM, TERMINATION AND RENEWAL.

         11.1 TERM. This Agreement shall commence on the effective date hereof and shall expire four (4) years after the Commencement Date for Services ("Term"), unless terminated pursuant to Paragraph 11.2. The Commencement Date for Services for a renewal Term shall be the day immediately following the last day of the preceding Term. Not less than two hundred seventy (270) days prior to the expiration of the then current Term, ALLTEL Information may provide to Client a renewal agreement for the continuation of processing services hereunder and, if such renewal agreement is provided by ALLTEL Information, Client will promptly review such agreement and commence negotiations with ALLTEL Information, if necessary, and accept or reject the agreement within one hundred eighty (180) days prior to expiration of the then current Term.

         11.2 TERMINATION. Either party may terminate this Agreement at any time during the Term or any renewal Term upon one hundred eighty (180) days prior written notice. If this Agreement is terminated by Client effective prior to the then current Term, Client shall pay to ALLTEL Information, in addition to any accrued fees and charges, a termination fee which is equal to fifty percent (50%) of the remaining contract value. Contract value being calculated as follows: Average monthly amount of last six (6) months of service multiplied by the number of months remaining in the Term of this Agreement. The parties acknowledge and agree that such fee is reasonable in light of the harm caused by such termination; that the loss suffered by ALLTEL Information would be difficult to prove; and that it would be inconvenient or unfeasible for ALLTEL Information to obtain an adequate remedy otherwise.
This termination fee is due and payable within sixty (60) days of notice of termination. The described termination fee is exclusive of any fees associated with deconversion activities. The deconversion fees are outlined in Exhibit C of this Agreement.

         11.3 EXTENDED SERVICES. Any Services that are provided to Client after the expiration or termination of this Agreement, for which a written agreement has not been entered into by the parties, shall be provided on a month-to-month basis, and are subject to the terms and conditions of this Agreement, except that the fees for such Services shall be one hundred twenty five percent (125%) of the current prevailing ALLTEL Information fee schedule.

12. RETENTION OF DATA. With respect to any other Data, unless directed by Client to the contrary, ALLTEL Information may destroy the Data and other materials of Client at any time after the final use by ALLTEL Information of such Data and materials for processing. Pursuant to Client's written request, which must be received by ALLTEL Information within thirty (30) days after the termination or expiration of this Agreement, ALLTEL Information will furnish to Client, at ALLTEL's then current charges, copies of Client's data files and layouts as may be maintained by ALLTEL Information from time to time. In the absence of such notice by Client, ALLTEL Information may dispose of or destroy such material at ALLTEL Information's discretion. However, notwithstanding any other provision in this Agreement, ALLTEL Information may retain any materials of Client, including but not limited to Data, Reports and data files, until all fees, interest and other charges payable hereunder have been paid in full.

13.      FORCE MAJEURE AND LIMITATION OF LIABILITY.
         13.1 FORCE MAJEURE. ALLTEL Information shall not be liable for any loss, expense, error or delay, including but not limited to delays in processing of Data or delivery of Output or Items to Client, or any inability to provide Services hereunder, caused by accidents, strikes, fire, electrical or mechanical failures, non-ALLTEL software defects, acts or omissions of third parties (including but not limited to acts or omissions of any third party service provider or equipment vendor, messenger service or telephone carrier), acts of God or any other causes or conditions which are beyond ALLTEL Information's reasonable control.

         13.2 LIMITATION OF LIABILITY. As a condition precedent to any liability of ALLTEL Information, Client must notify ALLTEL Information in writing of any alleged negligence or breach of this Agreement as promptly as reasonably possible, but in no event later than five (5) business days following the day on which such alleged negligence or breach was, or could reasonably have been, discovered by Client. ALLTEL INFORMATION'S LIABILITY, IF ANY, ARISING OUT OF OR IN ANY WAY RELATED TO ITS PERFORMANCE UNDER THIS AGREEMENT INCLUDING BUT NOT LIMITED TO LIABILITY FOR PROCESSING ERRORS OR NEGLIGENCE, SHALL NOT EXCEED ITS CHARGES DURING THE SIX-MONTH PERIOD PRECEDING THE DATE OF THE ALLEGED NEGLIGENCE OR BREACH FOR THE PARTICULAR SERVICE TO WHICH CLIENT'S CLAIM PERTAINS. SUCH MONEY DAMAGES SHALL BE CLIENT'S EXCLUSIVE REMEDY, AND IN NO

EVENT MAY SPECIAL, GENERAL, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES BE RECOVERED, EVEN IF ALLTEL INFORMATION HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. This Paragraph also limits the liability of any agent, employee or affiliate of ALLTEL Information.

14. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALLTEL INFORMATION MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. INDEMNIFICATION. Client agrees to indemnify ALLTEL Information and hold it harmless from and against any and all losses, liability, damages, claims, demands, expenses, and attorney's fees (including an allocable share of the cost of in-house counsel) which may be directly or indirectly caused by Client's determination to pay or return any Item; (ii) Client's failure to return any unpaid Items, or to provide notification thereof, to the Federal Reserve Bank and/or other sources, in the manner and within the time limits specified by applicable law; (iii) Client's failure to comply with any provision of this Agreement; (iv) any error or omission in any data, information or instruction furnished by Client; (v) ALLTEL Information's delay in providing, or failure to provide, any Services hereunder if due to causes or conditions beyond ALLTEL Information's reasonable control; or (vi) any unauthorized person gaining access to, or any improper use of, information pertaining to Client or its customers, including but not limited to account and loan data, which is made available to Client or its customers pursuant to the Services, except if such unauthorized access or improper use is caused solely by ALLTEL Information's negligence or breach of its obligations hereunder.

16. CONTINGENCY PLAN. ALLTEL Information shall maintain contingency plans to be used in the event ALLTEL Information's equipment or software used for the Services is partially or completely disabled. Such plans include recovery procedures and backup arrangements for equipment as determined solely by ALLTEL Information. In any necessary recovery efforts, the Services shall receive the same degree of priority as similar services performed for ALLTEL Information's own operations. Client, however, shall remain solely responsible for its contingency plan and maintaining adequate duplicate records of Data should file reconstruction become necessary.

17.      CONFIDENTIAL INFORMATION
         17.1 OWNERSHIP. Subject to Article 12 of this Agreement, all Data, Items, and Output are and shall remain the sole property of Client. All Specifications, manuals, tapes, programs, user documentation and other materials ("Materials") developed by ALLTEL Information and furnished to Client by ALLTEL Information in connection with this Agreement are and shall remain the sole property of ALLTEL Information, unless agreed to otherwise in writing by the parties.

         17.2 CONFIDENTIALITY. ALLTEL Information acknowledges that the Data and Output are the confidential information of Client, and Client acknowledges that the Materials are the confidential information of ALLTEL Information. Each party agrees to use the same standard of care for the other's confidential information that it would use for its own similar confidential information, and Client agrees to use the materials only for the functions and in the manner authorized by ALLTEL Information. Confidential information shall not include information that is in the public domain at the time of disclosure or is lawfully obtained from a third party.

         17.3 NON-DISCLOSURE OF TERMS OF CONTRACT. Client agrees to treat all terms of this Agreement, including but not limited to all pricing terms, as strictly confidential and shall not disclose or describe the terms hereof to any other person or entity including but not limited to independent contractors and agents of Client.

         17.4 REMEDIES. Client agrees that the remedy at law for the breach of any provision of this Article 17 may be inadequate and that ALLTEL Information shall be entitled to injunctive relief without bond, in addition to any rights or remedies which ALLTEL Information may have for such breach. The obligations of Client and the rights of ALLTEL Information under any provision of this
Article 17 shall survive any termination of this Agreement.

18. AUDIT RECORDS Client shall be responsible for maintaining all necessary audit records required by law or any regulatory authority having jurisdiction over Client.

19. REGULATORY COMPLIANCE. To comply with the requests of applicable regulatory authorities, ALLTEL Information agrees that Client's processing will have priority over processing of ALLTEL Information's non-financial customers, if any. ALLTEL Information will provide, at the prescribed times, all required letters of assurance to the appropriate regulatory authorities. During the term of this Agreement, ALLTEL Information agrees that ALLTEL Information's programs will comply with the mandatory federal data processing output requirements specified by the federal authorities applicable to Client. Client will make ALLTEL aware of any applicable local or state regulatory requirements which have requirements different than those of federal regulatory authorities. Any changes required by such state or local requirements which ALLTEL Information agrees to make shall be paid for by Client, and to the extent possible, ALLTEL Information shall endeavor to obtain consents to share the costs of such charges required by such state and local requirements among the ALLTEL Information clients affected.

20. MODIFICATIONS TO SYSTEM. ALLTEL Information may, from time to time, modify any system utilized in providing the Services, with accompanying changes to the applicable Documentation, to the extent deemed necessary by ALLTEL Information. ALLTEL Information shall notify Client within a reasonable time (Not less than 30 days prior) of any such modification that affects Client's use of the Services.

21. INSURANCE. A schedule of ALLTEL Information's current insurance coverage has been furnished in Exhibit B.

22. AUDITOR'S REVIEW. A certified public accounting firm shall perform an annual review of ALLTEL Information's computer facility. Client agrees that such firm shall have sole authority and responsibility for such review. ALLTEL Information will provide Client with a copy of the report for the fee set forth in Attachment 1.

23. SECURITY. Client shall implement all necessary security procedures, including but not limited to any security procedures required by ALLTEL Information, with regards to the Services. Client acknowledges that Client is fully responsible for security at its facilities, and that ALLTEL Information has NO control over the security of the terminals located at Client's facilities or those individuals accessing information through those terminals. Client assumes full responsibility for any unauthorized persons utilizing such terminals or for the unauthorized use of any information obtained therefrom. Client hereby expressly waives any claim against ALLTEL Information arising out of a breach of those terminals.

24. GOVERNMENTAL EXAMINATIONS. If required by a regulatory authority, agency or commission, ALLTEL Information is hereby authorized to furnish Data and/or Output thereto at Client's expense. Client authorizes ALLTEL Information to comply with all applicable provisions of any statute, law, regulation or ordinance of any governmental authority having jurisdiction, including but not limited to any laws pertaining to governmental regulation and examination of services.

25. SUBCONTRACTING. Client agrees that ALLTEL Information may, in its sole discretion, subcontract all or any part of its obligations hereunder to one or more subcontractors, but in no event shall Client be required, without prior written consent, to look to any such subcontractor directly for performance of any such obligation or to make any payment directly to any subcontractor.

26.      GENERAL.
         26.1 NOTICES. All notices required by this Agreement shall be in writing; shall be mailed or personally delivered to the other party at the address set forth below, or such other address as subsequently shall be given by either party to the other in writing; and shall be deemed effective upon personal delivery to the other party or three (3) days after mailing if mailed with sufficient postage and properly addressed.

         26.2 HEADINGS AND CONSTRUCTION. The headings used in this Agreement are for convenience only and shall not be used in constructing the provisions hereof. All reference herein to ALLTEL Information shall be deemed to include ALLTEL Information.

         26.3 SURVIVAL OF PARAGRAPHS. Articles 12, 14, 15, 17 and 25, and Paragraphs 13.1 and 13.2, herein shall survive the termination or expiration of this Agreement.

         26.4 ENTIRE AGREEMENT AND AMENDMENTS. This Agreement contains the entire agreement of the parties hereto. No other agreement, statement or promise made by any party hereto or by any employee, officer, or agent of any party hereto that is not in writing and signed by the parties is binding; except that ALLTEL Information may amend from time to time the terms and conditions of this Agreement, any Exhibits or any other Addenda upon written notice to Client. Notwithstanding the foregoing, ALLTEL
Information shall not discontinue any Services hereunder without providing at least 180 days prior written notice to Client. Such notice will contain a reasonable alternative to the Services being discontinued. If this discontinuance of Services causes the Client any one-time financial impact ALLTEL Information agrees to reimburse Client for those one-time expenses on an actual costs basis. It will be assumed that the referenced notice will be considered delivered on the date the notice is post marked for delivery, faxed or couriered to the Client.

         26.5 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. No assignment hereof may be made by Client without the prior written consent of ALLTEL Information. Nothing in this Agreement is to be construed to limit or restrict the right of ALLTEL Information to effect any assignment of this Agreement by merger, reorganization, sale of corporate assets or other corporate change as long as the Services outlined in this Agreement continue.

         26.6 GOVERNING LAW. This Agreement is governed by the laws of the State of California. Both parties agree that any action brought as a result, directly or indirectly, of this Agreement shall be brought in a court of appropriate jurisdiction in Los Angeles, California. The successful party in any such action shall be entitled to recover from the unsuccessful party, in addition to any other relief to which it may be entitled, reasonable attorney's fees (including an allocable share of the cost of in house counsel) and costs incurred by it in prosecuting or defending such action.


THIS AGREEMENT IS EFFECTIVE AUGUST 1, 1999 AND HAS BEEN EXECUTED BY THE DULY AUTHORIZED OFFICERS OF THE PARTIES HERETO.

ALLTEL Information                                   Client

ALLTEL Information Services, Inc.           Heritage Oaks Bank
HORIZON Technology Center - West            545 Twelfth Street
5933 West Century Blvd, Suite 310           Paso Robles, CA  93446
Los Angeles, California 90045

Signature:   _____________________________  Signature:   ____________________

Date:         _____________________________ Date:          __________________

Print Name: GARY NORCROSS            Print Name: ____________________________
            -------------

Title:        SVP AND GENERAL MANAGER                Title:  ________________
              -----------------------